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Exhibit 99

MillerCoors LLC

Consolidated Financial Statements

For the Six months ended December 31, 2008

 Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of MillerCoors LLC:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income (loss), consolidated statement of shareholders' investment and consolidated statement of cash flows present fairly, in all material respects, the financial position of MillerCoors LLC and its subsidiaries at December 31, 2008, and the results of their operations and their cash flows for the six month period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
February 20, 2009

MillerCoors LLC

Consolidated Balance Sheet

(In Millions)

December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$59.1
Accounts receivable, net of allowance for doubtful accounts of $1.7	269.3
Due from affiliates	39.9
Inventories	310.4
Prepaid assets	170.3

Total current assets	849.0
Property, plant and equipment	2,167.9
Goodwill	4,345.1
Other intangibles	2,182.8
Other assets	157.4

Total assets	$9,702.2

Liabilities and Shareholders' investment
Current liabilities:
Accounts payable	$257.2
Due to affiliates	36.4
Trade accrued expenses	289.6
Accrued payroll and related expenses	107.9
Current portion of postretirement benefits	56.0
Other current liabilities	197.0
Derivative financial liabilities	89.5

Total current liabilities	1,033.6
Pension and postretirement benefits	1,252.2
Long-term debt	37.7
Derivative financial liabilities	65.5
Other liabilities	56.9

Total liabilities	2,445.9
Minority interests	29.4
Capital Stock -840,000 Class A shares and 160,000 Class B Shares	—
Shareholders' Capital	8,259.2
Retained Earnings	—
Accumulated other comprehensive loss	(1,032.3)

Total liabilities and shareholders' investment	$9,702.2

The accompanying notes are an integral part of these statements.

MillerCoors LLC

Consolidated Statement of Operations and Comprehensive Income (Loss)

(In Millions)

For the Six Months Ended December 31, 2008
Sales	$4,329.4
Excise taxes	640.0

Net sales	3,689.4
Cost of goods sold	2,326.0

Gross profit	1,363.4
Marketing, general and administrative expenses	1,032.4
Special items	103.8

Operating income	227.2
Other income, net:
Interest income, net	1.1
Other income, net	1.8

Total other income, net	2.9

Income before income taxes and minority interests	230.1
Income taxes	3.3

Income before minority interests	226.8
Minority interests	4.4

Net income	$222.4
Other comprehensive income (loss):
Unrealized loss on derivative instruments	(189.1)
Pension and other postretirement benefit adjustments	(482.8)

Other comprehensive income (loss):	(671.9)

Comprehensive income (loss)	$(449.5)

The accompanying notes are an integral part of these statements.

MillerCoors LLC

Consolidated Statement of Cash Flows

(In Millions)

For the Six Months Ended December 31, 2008
Cash flows from operating activities
Net income	$222.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	146.5
Stock-based compensation, net of cash payments	2.5
Brand impairment	65.1
Gain on sale of property, plant and equipment	(1.4)
Other	8.8
Change in current assets and liabilities:
Decrease in accounts receivable	237.8
Increase in inventories	(37.7)
Increase in prepaid assets	(157.4)
Decrease in payables and accruals	(67.9)
Decrease in other liabilities	(44.5)

Net cash provided by operating activities	374.2

Cash flows from investing activities
Additions to property, plant and equipment	(155.4)
Proceeds from sales of property, plant and equipment	4.5
Additions to intangible assets	(15.3)

Net cash used in investing activities	(166.2)

Cash flows from financing activities
Distributions to shareholders	(325.0)
Payments on debt	(4.5)
Other	(3.4)

Net cash used in financing activities	(332.9)

Cash and cash equivalents
Net decrease in cash and cash equivalents	(124.9)
Balance of cash and cash equivalents at July 1, 2008	184.0

Balance of cash and cash equivalents at December 31, 2008	$59.1

Supplemental cash flow information
Interest paid	$1.4
Income taxes paid	0.8

The accompanying notes are an integral part of these statements.

MillerCoors LLC

Consolidated Statement of Shareholders' Investment

(In Millions)

	Capital Stock	Shareholders' Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
Balance at July 1, 2008	$—	$8,359.3	$—	$(360.4)
Stock-based compensation		2.5
Other comprehensive income				(671.9)
Distributions		(102.6)	(222.4)
Net income			222.4

Balance at December 31, 2008	$—	$8,259.2	$—	$(1,032.3)

The accompanying notes are an integral part of these statements.

MillerCoors LLC

Notes to Consolidated Financial Statements

1. Basis of Presentation and Summary of Significant Accounting Policies

Company Description

        MillerCoors LLC ("MillerCoors" or "the Company") brews and sells beer to distributors. Its major brands include Miller Lite, Coors Light, Miller High Life, Keystone, Milwaukee's Best, and Miller Genuine Draft.

        MillerCoors is a joint venture combining the U.S. and Puerto Rican operations of SABMiller plc ("SABMiller") and Molson Coors Brewing Company ("Molson Coors") with Miller Brewing Company ("Miller") and Coors Brewing Company ("Coors") being the direct owners of the Company, collectively the "Shareholders". Miller and Coors each have a 50% voting interest in MillerCoors and a 58% and 42% economic interest, respectively. SABMiller and Molson Coors have agreed that all of their U.S. operations will be conducted exclusively through the Joint Venture. The Joint Venture commenced on July 1, 2008. MillerCoors opening balances as of July 1, 2008 were comprised of carry over book value based on contributions of assets and liabilities from the Shareholders. If the company were to dissolve, the Shareholders would receive proceeds pro rata in accordance with their Shareholder Capital accounts.

Basis of Presentation

        The Company's consolidated financial statements include its accounts and its majority-owned and controlled subsidiaries. The consolidated financial statements are presented on the basis of accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany accounts and transactions have been eliminated.

Fiscal Year

        The Company's fiscal year ends December 31.

Use of Estimates

        Accounting principles require the Company to make certain estimates, judgments and assumptions. The Company believes that the estimates, judgments and assumptions used to determine certain amounts that affect the financial statements are reasonable, based on information available at the time they are made. To the extent there are material differences between these estimates and actual results, its consolidated financial statements may be affected.

Fair Value of Financial Instruments

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and current accrued liabilities, approximate fair value as recorded due to the short-term maturity of these instruments. The Company considers all highly liquid temporary investments with an original maturity of three months or less when purchased to be cash equivalents. Assuming current market rates for similar instruments and nonperformance risk, the carrying value of long-term debt exceeds the fair value by approximately $1.2 million at December 31, 2008.

Accounts Receivable

        The Company records accounts and notes receivable at net realizable value. This carrying value includes an appropriate allowance for estimated uncollectible amounts to reflect any loss anticipated on

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

the trade accounts and notes receivable balances. The Company calculates this allowance based on its history of write-offs, level of past-due accounts based on the contractual terms of the receivables, and its relationships with and the economic status of its customers.

Inventories

        Inventories are stated at lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. The Company regularly assesses the shelf-life of its inventories and reserves for those inventories when it becomes apparent the product will not be sold within its freshness specifications.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets. Buildings and improvements are depreciated over useful lives ranging from 20 to 40 years, limited to the minimum lease term for leasehold improvements. Machinery and equipment are depreciated over useful lives ranging from 3 to 25 years. The cost and related accumulated depreciation of buildings and equipment retired, or otherwise disposed of, are removed from the accounts. Any gain or loss is included in earnings. Ordinary repairs and maintenance are expensed as incurred.

Computer Software

        In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", the Company capitalizes the costs of obtaining or developing internal-use computer software, including directly related payroll costs. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, which is 3 to 8 years. Internally generated costs associated with maintaining computer software programs are expensed as incurred. Computer software is classified in property, plant and equipment in the Consolidated Balance Sheet.

Goodwill and Other Intangible Assets

        Intangible assets are stated at cost less accumulated amortization on a straight-line basis and impairment losses. Cost is determined as the amount paid by the Company, unless the asset has been acquired as part of a business combination. Amortization is included within marketing, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Income (Loss).

        The Company evaluates the carrying value of its goodwill for impairment at least annually, and the Company evaluates its other intangible assets for impairment when there is evidence that certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant judgments and assumptions are required in the evaluation of goodwill and intangible assets for impairment.

        The Company completed the required impairment testing at the end of the third quarter of 2008 and determined that there was no impairment of goodwill.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Derivative Financial Instruments

        The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of Financial Accounting Standards Board ("FASB") Statement No. 133—an amendment of FASB Statement No. 133," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The Company recognizes all derivative instruments as either assets or liabilities at their estimated fair value in its Consolidated Balance Sheet, with fair values of derivatives based on quoted market prices or pricing models using current market rates. Changes in unrealized gains and losses from fair value hedges are classified in the Consolidated Statement of Operations and Comprehensive Income (Loss) consistent with the classification of the corresponding income or expense line item being hedged. Changes in fair values of outstanding cash flow hedges that are highly effective are recorded in other comprehensive income (loss), until earnings are affected by the variability of cash flows of the underlying hedged transaction.

Employee Benefit Plans

        The Company's pension and postretirement plans are accounted for in accordance with SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, 106, and 132R."

Share-Based Payments

        The Company's performance share plan and stock appreciation rights are accounted for in accordance with SFAS No. 123R "Share-Based Payments" ("SFAS 123R"). SFAS 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation cost in the financial statements based on their grant date fair values.

        There are certain share-based compensation plans where employees of MillerCoors were granted awards while employed by the Shareholders prior to the formation of the Company. Compensation cost related to these plans is recognized for unvested awards because the employees are earning their share-based compensation while working at MillerCoors. In addition, because the Company is an unconsolidated subsidiary, the holders of the awards are considered "non-employees" and therefore the compensation cost is calculated under variable accounting. The Company recorded $2.3 million of compensation costs in marketing, general and administrative expenses in the Statement of Operations and Comprehensive Income (Loss) related to these awards.

Revenue Recognition

        Revenue is recognized when the significant risks and rewards of ownership, including the risk of loss due to lost or stolen product, are transferred to the customer, which is at the time of shipment to unaffiliated customers.

        The cost of various programs, such as price promotions, rebates and coupon programs are treated as a reduction of sales. Sales of products are for cash or otherwise agreed upon credit terms. Sales are

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

stated net of discounts and returns. Freight costs are accounted for in accordance with EITF 00-10 "Accounting for Shipping and Handling Fees and Costs". The Company records amounts billed to customers for shipping and handling as sales and records shipping and handling expenses as cost of goods sold.

Excise Taxes

        Excise taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments. Excise taxes on beer shipments are shown in a separate line item in the Consolidated Statement of Operations and Comprehensive Income (Loss) as a reduction of sales. Sales taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority.

Cost of Goods Sold

        The Company's cost of goods sold includes beer raw materials, packaging materials, manufacturing costs, plant administrative support and overheads, inbound and outbound freight charges, purchasing and receiving costs, inspection costs, warehousing, and internal transfer costs.

Marketing, General and Administrative Expenses

        The Company's marketing, general and administrative expenses consist predominately of advertising, sales staff costs and non-manufacturing administrative and overhead costs. The creative portion of the Company's advertising activities is expensed as incurred. Production costs are generally expensed when the advertising is first run. Advertising expense was $540.0 million for six months ended December 31, 2008. Prepaid advertising costs of $34.4 million were included in prepaid assets in the Consolidated Balance Sheet as of December 31, 2008.

Income Taxes

        The Shareholders of the Company have elected to treat the Company as a partnership for U.S. federal and state income tax purposes. Accordingly, the related tax attributes of the Company are passed through to the Shareholders and income taxes are payable by the Shareholders.

        These consolidated financial statements include an income tax provision related to state taxes as the Company is still subject to income taxes in certain states or jurisdictions.

Comprehensive Income (Loss)

        Comprehensive income (loss) is presented in the Consolidated Statement of Operations and Comprehensive Income (Loss) and consists of net income, unrealized losses on derivative instruments and pension and other postretirement benefit adjustments.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

        The components of accumulated other comprehensive income (loss), which are recorded within Shareholders' Investment, as of December 31, 2008 consist of (in millions):

Unrealized loss on derivative instruments	$(147.3)
Pension and other postretirement benefit adjustments	(885.0)

$(1,032.3)

New Accounting Pronouncements

SFAS 161, "Disclosures about Derivative Activities and Hedging Activities"

        In March 2008, the FASB issued SFAS 161, "Disclosures about Derivative Instruments and Hedging Activities," which amends SFAS 133 and requires expanded disclosure for derivative instruments. The statement requires companies to provide a tabular presentation of gains and losses by type of derivative and to disclose the line item impacted in the income statement. Fair value disclosures of derivatives, by type, must also be included that highlight the line in the balance sheet where the fair values are recorded and the total notional value of all derivatives must be disclosed. Additionally, companies must include additional qualitative disclosures including why derivatives are used and what risk exposures are addressed by executing a hedging program. These disclosures are required for both interim and annual financial statements and are effective for the Company beginning in the first quarter of 2009.

FASB Staff Position FAS 140-4 and FIN 46(R)-8, "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities"

        In December 2008, the FASB issued Staff Position FAS 140-4 and FIN 46(R)-8, "Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities" ("FSP FAS 140-4 and FIN 46(R)"), which amends both SFAS 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and FIN 46(R), "Consolidation of Variable Interest Entities". The statement requires public entities (enterprises), including entities that are controlled by public entities, to provide additional disclosures about transfers of financial assets and their involvement with variable interest entities. The additional disclosures are intended to provide greater transparency to understand the extent of a transferor's continuing involvement with transferred financial assets and an enterprises involvement with a variable interest entity. These disclosures are required for both interim and annual financial statements and are effective for the Company for the fiscal year ended December 31, 2008. See Note 2 for discussion of the Company's Variable Interest Entities.

FASB Staff Position FAS 132(R), "Employers' Disclosures about Postretirement Benefit Plan Assets"

        In December 2008, the FASB issued Staff Position SFAS No. 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets," ("FSP SFAS No. 132(R)-1"). FSP SFAS No. 132(R)-1 amends SFAS No. 132(R) to provide guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires disclosures surrounding how investment allocation decisions are made, including the factors that are pertinent to an understanding

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

of investment policies and strategies. The disclosure requirement under this FSP is effective for the Company's fiscal year beginning January 1, 2009.

2. Variable Interest Entities

        FASB Interpretation No. 46R, Consolidation of Variable Interest Entities—An Interpretation of ARB51 ("FIN 46R") expands the scope of ARB 51 and can require consolidation of a "variable interest entity" ("VIE"). Once an entity is determined to be a VIE, the party with the controlling financial interest, the primary beneficiary, is required to consolidate it. The Company has investments in VIEs, of which the Company is the primary beneficiary. These include Rocky Mountain Metal Container and Rocky Mountain Bottle Company. Accordingly, the Company has consolidated these two joint ventures.

Rocky Mountain Metal Container

        Rocky Mountain Metal Container ("RMMC.") a Colorado limited liability company, is a joint venture with Ball Corporation in which the Company holds a 50% interest. The Company has a can and end supply agreement with RMMC. Under this agreement, RMMC supplies the Company substantially all the can and end requirements for the Golden brewery. RMMC manufactures these cans and ends at the Company's facilities, which RMMC is operating under a use and license agreement. As RMMC is an LLC, the tax consequences flow to the shareholders.

Rocky Mountain Bottle Company

        Rocky Mountain Bottle Company ("RMBC.") a Colorado limited liability company, is a joint venture with Owens-Brockway Glass Container, Inc. ("Owens") in which MolsonCoors holds a 50% interest. RMBC produces glass bottles at the Company's manufacturing facility for use at the Golden brewery. Under this agreement, RMBC supplies the Company's bottle requirements, and Owens has a contract to supply the majority of the Company's bottle requirements not met by RMBC. As RMBC is an LLC, the tax consequences flow to the shareholders. Upon the formation of the Company, MolsonCoors maintained its legal ownership interest in RMBC. However, the Company consolidates RMBC as its primary beneficiary as a result of other variable interests it holds.

3. Special Items

        The Company has incurred charges that are not indicative of its core operations. As such, the Company has separately classified these costs as special items.

        Special items sas reported in the Consolidated Statement of Operations and Comprehensive Income (Loss) for the six months ended December 31, 2008, consist of (in millions):

Sparks impairment charge	$65.1
Restructuring charges	27.8
Consulting, relocation and other integration costs	10.9

$103.8

        In the fourth quarter of 2008, the Company recognized an intangible asset impairment charge of $65.1 million due to the decision to reformulate the Sparks brand. See Note 6 for further discussion.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

3. Special Items (Continued)

        In the third quarter of 2008, the Company began a restructuring program focused on labor savings across sales and general and administrative functions, as well as on the reduction of overhead expenses. The Company recognized $27.8 million of expense for severance related to a reduction of 620 full-time employees and contract termination costs in 2008 and the Company expects to realize the majority of the restructuring program benefits in less than one year.

        The following summarizes activities relating to restructuring accruals:

	Severance Costs	Contract Termination Costs	Total Restructuring
Balance at July 1, 2008	$—	$—	$—
Charges incurred	23.5	4.3	27.8
Payments made	(9.1)	—	(9.1)

Balance at December 31, 2008	$14.4	$4.3	$18.7

4. Inventories

        Inventories, net of reserves, consists of the following (in millions):

December 31, 2008
Raw materials	$162.2
Work in process	63.4
Finished goods	69.3
Other inventories	15.5

Total inventories	$310.4

5. Property, Plant and Equipment

        The cost of property, plant and equipment and related accumulated depreciation consists of the following (in millions):

December 31, 2008
Land and improvements	$168.2
Buildings and improvements	733.4
Machinery and equipment	3,045.8
Capitalized software	66.0
Containers	59.6
Construction in progress	129.8

Total property, plant and equipment at cost	4,202.8
Less accumulated depreciation	(2,034.9)

Net property, plant and equipment	$2,167.9

        Depreciation of property, plant and equipment was $109.5 million for the six months ended December 31, 2008.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Intangible Assets

        The Company is required to perform goodwill impairment tests on at least an annual basis and more frequently in certain circumstances. The Company completed the required impairment testing during the third quarter of 2008 and determined that there was no impairment of goodwill.

        As a result of the Company's decision to cease the production and distribution of the current Sparks products, and reformulate it, the Company concluded that this change was a triggering event that would require an impairment test to be performed on the Sparks brand.

        In December 2008, the Company decided to shorten the life of the Sparks brand to 8 years from 15 years and the Company's estimated gross cash flows were less than the carrying value of the brand. As such, the Company prepared a discounted cash flow analysis using weighted probabilities on a worst case, base case and best case. This analysis estimated a fair value of approximately $95.2 million and the Company recorded a $65.1 million impairment charge in the fourth quarter of 2008 which is included in Special Items within the Consolidated Statement of Operations and Comprehensive Income (Loss).

        The carrying value of goodwill and intangible assets are approximately $4.3 billion and $2.2 billion, respectively, as of December 31, 2008. The majority of the carrying values were contributed from the Shareholders and resulted from mergers and acquisitions completed prior to the formation of the Company.

        The following table presents details of the Company's intangible assets, other than goodwill, as of December 31, 2008 (in millions):

	Useful Life (Years)	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Brands	8 - 40	$2,122.1	$(58.7)	$2,063.4
Distribution rights and network	29	93.7	(18.2)	75.5
Contract brewing	8	35.0	(27.2)	7.8
Patents	16	22.0	(8.5)	13.5
Other	5 - 40	29.0	(6.4)	22.6

Total		$2,301.8	$(119.0)	$2,182.8

        Amortization expense of intangible assets is $37.0 million for the six months ended December 31, 2008.

        The estimated future amortization expense for intangible assets is as follows (in millions):

Year ending December 31,
2009	$73.6
2010	72.7
2011	69.3
2012	69.3
2013	69.2

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

7. Capital Stock

        The Capital Stock in the Company is divided between Class A (840,000 shares issued and authorized) and Class B (160,000 shares issued and authorized). The Class A shares have voting rights and the Class B shares have no voting rights. The Shareholders are not personally obligated for the debts and obligations of the Company. Capital Stock as of December 31, 2008 is as follows:

Number of Shares
Class A
Miller	420,000
Coors	420,000

840,000
Class B
Miller	160,000

8. Fair Value Measurements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements," ("SFAS 157") which, in part, was effective for the Company on July 1, 2008. This statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The statement indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. Subsequent to the issuance of SFAS 157, the FASB issued FASB Staff Positions ("FSP") 157-1, " Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 " and FSP 157-2 " Effective Date of FASB Statement No. 157 ." FSP 157-1 excludes, in certain circumstances, SFAS 13 and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under Statement 13 from the provision of SFAS 157. FSP 157-2 delays the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. For the instruments subject to the effective date delay under FSP 157-2, the effective date to adopt the fair value provisions for the Company will be the first quarter of 2009.

        In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active." This FSP clarifies the application of SFAS 157 in a market that is not active and applies to financial assets within the scope of accounting pronouncements that require or permit fair value measurements in accordance with SFAS 157. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. The Company's adoption of this guidance had no effect on our consolidated financial statements. Based on the Company's evaluation of this statement, it does not believe the adoption of FSP 157-2, will have a significant impact on the determination or reporting of its financial results.

        SFAS 157 establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach and cost

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

8. Fair Value Measurements (Continued)

approach). We utilize a combination of market and income approaches to value derivative instruments. SFAS 157 classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or
Unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or
Inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

        The following table presents information about the Company's assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 (in millions):

		Fair Value Measurements at December 31, 2008 Using
	Total Carrying Value December 31, 2008	Level 1	Level 2	Level 3
Derivative Liabilities	$(155.0)	$(19.8)	$(135.2)	—

        The Company endeavors to utilize the best available information in measuring fair value. The commodity derivative liabilities are valued using the listed markets, if market for identical commodity contracts exists, or a combination of listed markets and published prices, if market for similar commodity contracts exists. As such, these derivative instruments are classified within level 1 or level 2, as appropriate.

        Effective July 1, 2008, the Company implemented SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115" ("SFAS 159"). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The adoption of SFAS 159 had no impact on the consolidated financial statements as the Company did not elect the fair value option.

9. Hedging Transactions and Derivative Financial Instruments

        In the normal course of business, the Company is exposed to fluctuations of commodity prices. These exposures relate to the acquisition of production and packaging materials. The Company has established policies and procedures that govern the strategic management of these exposures through the use of a variety of financial instruments. By policy, the Company does not enter into such contracts for trading purposes or for the purpose of speculation.

        The Company's objective in managing its exposure to fluctuations in commodity prices is to reduce the volatility in its cash flows and earnings caused by unexpected adverse fluctuations in the commodity markets. To achieve this objective, the Company enters into futures contracts, swaps and purchased option collars. Maturity dates of the contracts are scheduled to coincide with market purchases of the commodity.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

        Counterparty default risk is considered low because the types of derivatives that the Company enters into are either highly liquid exchange-traded instruments with frequent margin posting requirements, or over-the-counter instruments transacted with highly rated financial institutions. Moreover, bilateral collateral posting arrangements are in place with our counterparties, including some suppliers, which require posting of collateral if the fair values of our positions exceed certain thresholds. These agreements call for the posting of collateral in the form of cash if a fair value loss position to our counterparties or the Company exceeds a certain amount. As of December 31, 2008, the Company posted $170 million in collateral with its counterparties, which is classified as prepaid assets and other assets in the Consolidated Balance Sheet. Of this $170 million of collateral posted, $46.1 million is associated with derivative contracts and $123.9 million is associated with supply agreements whose out of the money positions are not reflected on the consolidated balance sheet.

        The majority of all derivatives entered into by the Company qualify for, and are designated as cash flow hedges as per the definitions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, incorporating FASB Statements No. 137, 138 and 149" ("SFAS No. 133"). The Company considers whether any provisions in non-derivative contracts represent "embedded" derivative instruments as described in SFAS No. 133. As of December 31, 2008, the Company has concluded that no "embedded" derivative instruments warrant separate fair value accounting under SFAS No. 133.

        All derivatives are recognized on the consolidated balance sheet at their fair value. The effective portion of changes in the fair value of commodity-derivative instruments qualifying as cash flow hedges are reported in other comprehensive income (loss) and are subsequently reclassified into earnings when the forecasted transaction affects earnings. Gains and losses from the ineffective portion of any hedge are recognized in the income statement immediately. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking hedge transactions. The Company formally assesses both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods. When it is determined that a derivative is not, or has ceased to be, highly effective as a hedge, the Company discontinues hedge accounting prospectively. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will carry the derivative at its fair value on the consolidated balance sheet until maturity, recognizing future changes in the fair value in current-period earnings.

        The following are the notional transaction amounts and fair values of the liabilities recorded for our outstanding derivatives, summarized by risk category and instrument type.

	December 31, 2008 (in millions)
	Notional Amount	Fair Value
Commodity Price:
Swaps	$371.4	$(135.2)
Fixed Price Contracts	85.4	(17.9)
Options	31.6	(1.9)

Total Commodity Derivatives	$488.4	$(155.0)

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

9. Hedging Transactions and Derivative Financial Instruments (Continued)

        The table below shows pre-tax derivative gains and losses deferred in other comprehensive income (loss) as of December 31, 2008. Gains and losses deferred as of December 31, 2008 are generally expected to be recognized as the underlying transactions occur. The amounts ultimately recognized may differ, favorably or unfavorably, from those shown due to the fact that some derivative positions are not yet settled and therefore remain subject to ongoing market price fluctuations. As noted, effective gains and losses are deferred over time and recognized simultaneously with the impact of the underlying transactions. All ineffective gains and losses are recognized immediately in earnings.

For the six months ended December 31, 2008 (in millions)
Net deferred loss/(gain)	$200.0
Net ineffective loss/(gain)	6.8

        The maturities of the Company's derivative instruments range from several months to five years. As of July 1, 2008, effective net unrealized gains of approximately $41.9 million were included in other comprehensive income (loss). As of December 31, 2008, effective net unrealized losses of approximately $147.3 million are included in other comprehensive income (loss) and are expected to be recognized simultaneously with the impact of the underlying transactions. The Company estimates that as of December 31, 2008, $72.3 million is expected to be reclassified into earnings within the next fiscal year.

10. Other Current Liabilities

        Other current liabilities consist of (in millions):

December 31, 2008
Accrued excise and non-income related taxes	$83.5
Customer deposits on containers	61.6
Insurance	19.4
Other	32.5

Other current liabilities	$197.0

11. Employee Retirement Plans

Defined Benefit Plan

        The Company offers defined benefit plans that cover salaried non-union, hourly non-union and union employees while maintaining separate benefit structures across the various employee groups. Benefit accruals for the majority of salaried non-union employees have been frozen and the plans are closed to new non-union entrants.

        Benefits for eligible hourly non-union employees are generally based on pay and service. Benefit accruals for hourly union employees are the subject of collective bargaining and are based on a flat rate per year of service. Through the collective bargaining process, benefit accruals have also been frozen and the plans closed to new entrants for some of the union employee groups.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

        The actuarial method used is the unit credit method.

        Total defined benefit plan expense for the six months ended December 31, 2008 was $12.9 million.

        The changes in the projected benefit obligation, plan assets and the funded status of the pension plans are as follows (in millions):

December 31, 2008
Actuarial present value of accumulated benefit obligation	$2,057.0

Change in projected benefit obligation:
Projected benefit obligation, July 1, 2008	$1,941.3
Service cost	11.4
Interest cost	63.3
Actuarial loss	141.1
Benefits paid	(68.4)
Curtailment gain	(1.5)

Projected benefit obligation, December 31, 2008	$2,087.2

Change in plan assets:
Fair value of assets, July 1, 2008	$1,732.1
Actual return on plan assets	(236.5)
Employer contributions	71.0
Benefits paid	(68.4)

Fair value of plan assets, December 31, 2008	$1,498.2

Funded status at December 31, 2008:
Projected benefit obligation	$(2,087.2)
Fair value of plan assets	1,498.2

Funded status—underfunded	$(589.0)

Amounts recognized in the Consolidated Balance Sheet:
Current liabilities	$(2.4)
Noncurrent liabilities	(586.6)

Total	$(589.0)

Amounts included in accumulated other comprehensive loss:
Net actuarial loss	$752.2
Prior service cost	29.3

Total	$781.5

        The estimated prior service cost and net actuarial loss for defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year are $4.8 million and $49.8 million, respectively.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

        The Company maintains two defined benefit retirement plan trusts, one of which is attributable to employees formerly employed by Coors (the "Coors Trust") and one attributable to employees formerly employed by Miller (the "Miller Trust"). The assets of these plans are invested differently. The following compares target asset allocation percentages with actual asset allocations as of December 31, 2008:

	Coors Trust		Miller Trust
	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	46.0%	34.0%	65.0%	63.0%
Fixed-income securities	45.0%	57.5%	30.0%	29.8%
Real estate	9.0%	8.5%	5.0%	7.2%

Total	100.0%	100.0%	100.0%	100.0%

        The Company uses a mix of equity, fixed-income and real estate investment funds to achieve objectives consistent with an established risk tolerance developed through careful consideration of plan liabilities, plan funded status, and the Company's financial condition. Investment return assumptions for all plans have been determined by applying the returns to assets on a weighted average basis, adding an active management premium, where appropriate and considering plan expenses.

        The following represents the Company's net periodic pension cost (in millions):

Six months ended December 31, 2008
Components of net periodic pension cost:
Service cost	$11.4
Interest cost	63.3
Expected return on assets	(69.3)
Amortization of prior service cost	2.3
Amortization of actuarial loss	5.7
Curtailment gain, net of termination benefits	(0.5)

Net periodic pension cost	$12.9

        Pension expense is actuarially calculated annually based on data available at the beginning of each year. Assumptions used in the calculations are determined separately for the Coors Trust and the Miller Trust and include the settlement discount rate, expected rate of return on investments and rate

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

of compensation increases and are detailed in the table below for the six months ended and as of December 31, 2008.

	Coors Trust		Miller Trust
	Six months ended December 31, 2008	At December 31, 2008	Six months ended December 31, 2008	At December 31, 2008
Weighted average assumptions:
Discount rate(1)	6.70%	6.22%	6.80%	6.17%
Expected return on plan assets	7.80%	7.80%	8.28%	8.28%
Rate of compensation increases	3.00%	3.00%	3.50%	3.50%

(1)
Rate utilized, as determined separately for the Coors Trust and the Miller Trust using the Citigroup Pension Liability Index and combined projected cash flows from each trust's pension and other post retirement plans, for the six months ended December 31, 2008, and for the following year's pension expense and related balance sheet amounts at current year-end.

Contributions

        The Company expects that its contributions to the plans will be in the range of $100 to $140 million during 2009.

Benefit Payments

        The following benefits are expected to be paid by the plans for the years ended December 31 as follows (in millions):

Year ending December 31,
2009	$147.3
2010	131.6
2011	133.9
2012	138.0
2013	144.6
2014 - 2018	711.5

        The most recent valuation of the pension plans was completed by an independent actuary as of January 1, 2009.

Pension Plan Curtailment and Special Termination Benefits

        Effective December 31, 2008, benefits were frozen for all employees who were former salaried exempt employees of Coors as well as former salaried non-exempt and hourly non-union employees of Coors who were hired after December 31, 2007. This resulted in a curtailment gain of $2.4 million and is reflected in pension expense.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

11. Employee Retirement Plans (Continued)

        Certain employees meeting specified age and service requirements, and whose jobs were eliminated due to the MillerCoors joint venture were granted additional service credits under the plans. The cost of these special termination benefits equaled $1.9 million and is reflected in pension expense.

Change in Accumulated Other Comprehensive Income

        Changes in pension plan assets and benefit obligations recognized in other comprehensive income (loss) for the six months ended December 31, 2008, were as follows:

Six months ended December 31, 2008
Accumulated other comprehensive income (loss) as of July 1, 2008:	$343.7
Amortization of prior service credit	(2.3)
Amortization of actuarial loss	(5.7)
Current period actuarial loss	445.3
Curtailments	0.5

Accumulated other comprehensive income (loss) as of December 31, 2008:	$781.5

Multi-employer Plan

        The Company and Pabst Brewing Company ("Pabst") are responsible for the Milwaukee Brewery Workers' Pension Plan. In connection with Pabst's closure of its Milwaukee, Wisconsin brewery and its contract brewing agreement with the Company, Pabst entered into a Withdrawal Liability Settlement Agreement which requires annual payments by Pabst to this pension plan of approximately $4.0 million until 2013. In the event that Pabst is unable to fulfill its pension plan obligation, the plan would have recourse to all the assets of Pabst and its parent company. If such assets do not satisfy Pabst's remaining pension obligation, the Company would be required to fund the remaining Pabst withdrawal liability until 2013.

        Contributions by MillerCoors to the multi-employer plan for the six months ended December 31, 2008 are $2.6 million.

Defined Contribution Plans

        Essentially all employees of the Company are covered by qualified defined contribution plans, the provisions of which vary by employee group. Contributions by the Company to qualified defined contribution plans for the six months ended December 31, 2008 are $12.0 million.

        The Company provides a non-qualified defined contribution plan designed to provide allocations to executives with annual earnings exceeding the Internal Revenue Service ("IRS") compensation limit for qualified plans. The plan provides an allocation of 9% of compensation earned above the IRS compensation limit. No contributions were made to this plan for the six months ended December 31, 2008.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits

        The Company has postretirement plans that provide medical benefits and life insurance and in some cases, dental and vision coverage for retirees and eligible dependents. The plans are not funded. The Company's postretirement health plan qualifies for the federal subsidy under the Medicare Prescription Drug Improvement and Modernization Act of 2003 ("the Act") because the prescription drug benefits provided under the Company's postretirement health care plan for Medicare eligible retirees generally require lower premiums from covered retirees and have lower copayments and deductibles than the benefits provided in Medicare Part D and, accordingly, are actuarially equivalent to or better than, the benefits provided under the Act. The net benefits paid for the six months ended December 31, 2008 including prescription drugs are $19.2 million, which includes a subsidy received of $0.5 million.

        The Company's net periodic postretirement benefit cost and changes in the projected benefit obligation of the postretirement benefit plans are as follows (in millions):

Six months ended December 31, 2008
Components of net periodic postretirement benefit cost:
Service cost	$5.4
Interest cost	21.8
Amortization of prior service credit	(2.8)
Amortization of Actuarial loss	2.4
Curtailment loss	1.0

Net periodic postretirement benefit cost	$27.8

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits (Continued)

December 31, 2008
Change in projected benefit obligation:
Projected benefit obligation, July 1, 2008	$665.7
Service cost	5.4
Interest cost	21.8
Plan amendments	(1.0)
Actuarial loss	45.5
Curtailment loss	1.0
Benefits paid	(19.2)

Projected benefit obligation, December 31, 2008	$719.2

Change in plan assets:
Fair value of assets, July 1, 2008	$—
Employer contributions	19.2
Benefits paid	(19.2)

Fair value of plan assets, December 31, 2008	$—

Funded status at December 31, 2008:
Projected benefit obligation	$(719.2)
Fair value of plan assets	—

Funded status—underfunded	$(719.2)

Amounts recognized in the consolidated balance sheet:
Current liabilities	$(53.5)
Noncurrent liabilities	(665.6)

Total	$(719.1)

Amounts included in accumulated other comprehensive loss:
Net actuarial loss	$134.3
Prior service benefit	(30.8)

Total	$103.5

        The estimated prior service benefit and net actuarial loss for defined benefit postretirement plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next year are ($5.7) million and $8.2 million, respectively. The obligations under these plans were determined by the terms of the plans, together with the relevant actuarial assumptions and health care cost trend rates. These assumptions have been determined separately for retirees who were former

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

12. Postretirement Benefits (Continued)

employees of Coors and retirees who were former employees of Miller and are detailed in the table below.

	Six months ended December 31, 2008
	Former Employees of Coors	Former Employees of Miller
Settlement Discount Rate	6.22%	6.17%
Retirement Health Care Trend Rate	Ranging ratable from 8.3% in 2009 down to 5.0% in 2022	Ranging ratable from 8.2% in 2009 to 5% in 2022

        The assumed health care cost trend rates have a significant effect on the amounts reported for other postretirement benefits. A 1% change in the assumed health care cost trend rate would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$5.2	$(4.6)
Effect on postretirement benefit obligation	61.5	(54.8)

Benefit Payments

        The following benefits are expected to be paid by the plans for the years ended December 31 as follows (in millions):

Year ending December 31,
2009	$53.5
2010	55.4
2011	54.4
2012	54.4
2013	54.4
2014 - 2018	265.8

Change in Accumulated Other Comprehensive Income

        Changes in postretirement benefit plan assets and benefit obligations recognized in other comprehensive income for the six months ended December 31, 2008, were as follows:

Six months ended December 31, 2008
Accumulated other comprehensive income (loss) as of July 1, 2008:	$58.6
Amortization of prior service credit	2.8
Amortization of actuarial loss	(2.4)
Current period actuarial loss	45.5
Curtailments	(1.0)

Accumulated other comprehensive income (loss) as of December 31, 2008:	$103.5

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

13. Debt

        The Company's total long-term borrowings as of December 31, 2008 were composed of the following (in millions):

December 31, 2008
RMMC joint venture 7.2% notes due 2013	$22.7
RMMC joint venture borrowings due 2011	16.0
Promissory Notes	3.5

Total Long-Term Debt (Including Current Portion)	42.2
Less: Current Portion of Long-Term Debt	4.5

Long-Term Debt	$37.7

        On January 24, 2002 and July 1, 2002, RMMC completed the private placement of $50 million principal amount of 7.2% senior notes (Series A and B, respectively), due 2013. The senior notes were amended on August 31, 2004 which effectively changed the notes from secured to unsecured. The notes include semi-annual prepayments of principal beginning in 2003, as well as optional prepayments and redemption provisions (make-whole provisions). The optional pre-payment and redemption price is equal to the 100% of the principal amount paid, interest accrued thereon, as well as the make-whole amount.

        On July 25, 2008, RMMC entered into a credit agreement with Deutsche Bank in the amount of $16 million. The loan is guaranteed by Molson Coors and comes due on December 25, 2011. Per terms of the agreement, variable interest using an adjusted LIBOR (2.7% at December 31, 2008) will be accrued and paid on the loan quarterly. Terms of the agreement allow for partial or complete prepayment of the loan without penalty.

        The Company holds promissory notes with Ball Corporation in regards to a loan agreement established as part of the RMMC joint venture. The notes are the result of certain tax benefits received by Ball Corporation from the depreciation of assets purchased by MillerCoors. The notes will become due to Ball at the earlier of (i) tax benefits are no longer received by Ball, (ii) the dissolution of RMMC or (iii) an event of default. Payments on this balance are not expected to be made in the foreseeable future.

        As of December 31, 2008, the aggregate principal debt maturities of long-term debt borrowings for the next five fiscal years are as follows (in millions):

2009	$4.5
2010	4.6
2011	20.5
2012	4.6
2013	4.5
Thereafter	3.5

Total	$42.2

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

13. Debt (Continued)

        Under the terms of some debt facilities detailed above, the Company must comply with certain debt covenants, including among others the current assets and net worth ratios.

14. Transactions with Affiliates

        Transactions with affiliates include service agreement arrangements, the purchase and sale of beer, and other charges for goods and services incurred on behalf of related parties.

        The Company participates in four service agreement arrangements that began on July 1, 2008. These agreements are with Miller and Molson Coors, in which the Company serves as both the recipient and provider of services. Each service agreement is made between the two respective parties only. However, for the services supplied to Miller and Molson Coors, this also includes Miller and Coors Brewing International and the subsidiaries of Miller and Molson Coors respectively. Service agreement charges to Miller and Molson Coors for the six months ended December 31, 2008 are $0.8 million and $0.6 million, respectively. Service agreement costs from Molson Coors for the six months ended December 31, 2008 are $5.8 million.

        Outside of the service agreement, affiliate transactions relate mainly to beer purchases and sales. The Company recorded sales of $32.4 million for the six months ended December 31, 2008 under a contract brewing relationship with Miller Brewing International. The Company recorded sales of beer to Molson Coors of $2.9 million for the six months ended December 31, 2008. Additionally, the Company recorded purchases of beer of $51.3 million and $22.2 million for the six months ended December 31, 2008 from Molson Coors and SABMiller, respectively.

        During the six months ended December 31, 2008, the Company sold $10.1 million of hops to SABMiller and subsidiaries.

        The Company leases water rights in Colorado for use at the Golden, Colorado brewery from Molson Coors at no cost.

        RMMC is a joint venture with Ball Corporation in which the Company holds a 50% interest. Costs recorded for services provided to RMMC from Ball Corporation were $3.7 million for the six months ended December 31, 2008.

        RMBC is a joint venture with Owens in which Molson Coors holds a 50% interest. Transactions between RMBC and Owens for the six months ended December 31, 2008 were not significant.

        Amounts due from affiliates are as follows (in millions):

December 31, 2008
Miller and subsidiaries	$25.4
Molson Coors and subsidiaries	13.2
SABMiller and subsidiaries	1.3

$39.9

        Amounts due from Miller represent amounts receivable under the contract brewing arrangement with Miller Brewing International, the service agreement and other charges for goods and services

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

14. Transactions with Affiliates (Continued)

incurred on its behalf. Amounts due from Molson Coors relate to costs associated with export beer production, the service agreement, and other charges for goods and services incurred on its behalf. Amounts due from SABMiller are mainly associated with hops sales.

        Amounts due to affiliates are as follows (in millions):

December 31, 2008
Molson Coors and subsidiaries	$28.0
Miller and subsidiaries	3.5
SABMiller and subsidiaries	3.4
Other	1.5

$36.4

        Amounts due to Molson Coors relate mainly to the purchase of beer and charges for services provided under the service agreement. Miller includes amounts owed for charges for goods and services incurred on its behalf. Amounts due to SABMiller mainly include purchases of beer and royalties. Other includes amounts owed to Graphic Packaging Corporation ("GPC"), a related party. The Company recorded costs of $98.9 million for the purchase of packaging materials from GPC for the six months ended December 31, 2008.

15. Commitments and Contingencies

        The Company leases certain facilities and equipment under non-cancelable agreements pertaining to land and buildings, machinery and equipment, and vehicles accounted for as operating leases. The commitments are with numerous vendors and the term of each commitment can vary in length from one to fifteen years. Future minimum lease payments under these leases as of December 31, 2008 are as follows (in millions):

Year ending December 31,
2009	$13.7
2010	10.3
2011	8.9
2012	5.9
2013	4.9
Thereafter	38.0

Total	$81.7

        Total rent expense was $10.3 million for the six months ended December 31, 2008.

Supply Contracts

        The Company has various long-term supply contracts with unrelated third parties to purchase certain materials used in the production and packaging of its products. The contracts are generally at market rate and the terms generally stipulate that the Company must use the designated supplier for an expected minimum percentage of its annual purchase requirements of the specified material.

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

15. Commitments and Contingencies (Continued)

However, the Company is generally not obligated to make any purchases unless it requires supplies of such materials. Supply contracts outstanding as of December 31, 2008 for malts, bottles, labels and cans expire in various years through 2015.

Advertising and Promotions

        The Company has entered into various long-term non-cancelable commitments pertaining to advertising and promotions. The commitments are with numerous vendors and the term of each commitment can vary in length from one to several years. As of December 31, 2008, the future commitments are as follows (in millions):

Year ending December 31,
2009	$380.1
2010	148.6
2011	138.0
2012	114.9
2013	37.9
Thereafter	121.4

Total	$940.9

Capital Commitments

        The Company has entered into various commitments pertaining to capital expenditures. The commitments are with numerous vendors and the term of each commitment can vary in length from one to several years. As of December 31, 2008, the minimum obligations under these commitments totaled $26.0 million, with terms that were less than one year.

Environmental

        Periodically, the Company is involved in various environmental matters. Although it is difficult to predict the Company's liability with respect to these matters, future payments, if any, would be made over a period of time in amounts that would not be material to the Company's financial position or results of operations. The Company believes that adequate reserves have been provided for environmental costs that are probable as of December 31, 2008.

Letters of Credit

        As of December 31, 2008, the Company had approximately $27.6 million outstanding in letters of credit with financial institutions. These letters expire at different points in 2009 and contain a feature that automatically renews the letter for an additional year if no cancellation notice is submitted. These letters of credit are being maintained as security for insurance arrangements.

Litigation and Other Disputes

        The Company and its subsidiaries are involved in disputes and legal actions arising in the ordinary course of business. While it is not feasible to predict or determine the outcome of these proceedings, management believes, based on a review with legal counsel, none of these disputes and legal actions is

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

15. Commitments and Contingencies (Continued)

expected to have a material impact on our consolidated financial position, results of operations or cash flows. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters, may arise from time to time that may harm the Company. The Company believes adequate reserves have been provided for probable legal costs as of December 31, 2008.

Guarantees

        In August 2003, SABMiller issued $300 million 6.625% guaranteed notes, which are guaranteed by MillerCoors. The notes mature on August 15, 2033. The notes are redeemable in whole or in part at any time at the option of the issuer at a redemption price equal to the make-whole amount. In addition, the notes are redeemable in whole but not in part at the option of the issuer upon occurrence of certain changes in taxation at their principal amount with accrued and unpaid interest to the date of redemption.

Pabst Contract Brewing

        The Company has a contract brewing arrangement with Pabst in which the Company brews the majority of Pabst's products. Revenues earned in the contract brewing arrangement are included within sales and approximate $226.5 million in the Consolidated Statement of Operations and Comprehensive Income (Loss).

        In addition, the Company has a $120.0 million note receivable from Pabst, which matures on June 29, 2012. Interest income is earned on the note at an annual rate of 10.75% and is payable to the Company upon the maturity of the note receivable; as such, approximately $26.5 million of accrued interest is outstanding as of December 31, 2008.

16. Share-Based Payments

        As of December 31, 2008, the Company had two share-based compensation plans.

Stock appreciation rights ("SARs")

        The Company issues SARs to certain employees which are granted with an exercise price equal to the fair value of a share of MillerCoors internally valued stock on the date of grant. The SARs have a term of seven years and vest proportionally over 2 1/2 or 5 years. The Company values the SARs using the Black-Scholes value model. As SARs are settled in cash, the Company accounts for the awards as a liability.

Performance Shares

        Performance shares are granted to certain employees and are based on achieving certain performance targets at the end of the performance period. The ultimate number of performance shares awarded will be determined at the close of the performance period based on the performance against the pre-determined targets for the specific grant. Employees will receive a cash payment based on the performance shares earned at the share value at the vesting date.

        During the six months ended December 31, 2008, the Company granted 2,015,050 performance shares. These performance shares will be earned if the Company achieves certain financial targets for the year ending December 31, 2010. Based on actual results to date, the Company is accruing the

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Payments (Continued)

performance shares at 100% of the targeted payout level. There were 2,009,387 unvested shares at December 31, 2008. The weighted average fair value of the unvested awards at December 31, 2008 was $10.15 per share. The fair value of the performance shares will be expensed over the performance period for the shares that are expected to ultimately vest. At December 31, 2008, there was $38.2 million of unrecognized compensation cost related to the unvested shares based on the maximum payout of 200%.

        The following table summarizes components of the cash-based compensation recorded as expense (in millions):

For the six months ended December 31, 2008
SARs	$3.4
Performance Shares	2.0

Total	$5.4

        The fair value of SARs granted in 2008 was determined on the date of grant using the Black-Scholes value model with the following weighted-average assumptions:

Six months ended December 31, 2008
Expected life (in years)	4.0
Expected volatility	30.0%
Dividend yield	0%
Risk-free interest rate	1.19%

        The risk-free interest rate utilized is based on the yield on a U.S. Government Bond with a maturity equal to the term of the grant. Expected volatility is based on comparable company volatility in the last three years. The dividend yield is 0% due to the internally valued shares not paying dividends. The expected life is estimated based upon observations of historical employee option exercise patterns and trends of that of the Shareholders.

        SARs outstanding as of December 31, 2008 and changes during the six months, are presented below:

				SARs exercisable
	SARs Options	Weighted average exercise price	Aggregate intrinsic value (in millions)	Shares	Weighted average exercise price	Aggregate intrinsic value
Outstanding as of July 1, 2008	—	$—	$—	—	$—	$—
Granted	5,578,896	10.00
Exercised	—	—
Forfeited	—	—

Outstanding as of December 31, 2008	5,578,896	$10.00	$0.8	—	$—	$—

MillerCoors LLC

Notes to Consolidated Financial Statements (Continued)

16. Share-Based Payments (Continued)

        The following summarizes information about SARs outstanding as of December 31, 2008:

	SARs outstanding			SARs exercisable
Exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price	Shares	Weighted average remaining contractual life (years)	Weighted average exercise price
$10.00	5,578,896	7	$10.00	—	—	$—

        The summary of unvested SARs activity for the six months ended December 31, 2008 is as follows:

	Shares	Weighted average grant date fair value
Non-vested as of July 1, 2008	—
Granted	5,578,896	$2.75
Vested	—
Exercised	—
Forfeited	—

Non-vested as of December 31, 2008	5,578,896

        As of December 31, 2008, the total compensation cost related to nonvested SARs not yet recognized was $11.0 million. This compensation expense is expected to be recognized over a weighted average period of approximately 3.7 years.

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  Exhibit 99
MillerCoors LLC Consolidated Financial Statements For the Six months ended December 31, 2008
Report of Independent Registered Public Accounting Firm
MillerCoors LLC Consolidated Balance Sheet (In Millions)
MillerCoors LLC Consolidated Statement of Operations and Comprehensive Income (Loss) (In Millions)
MillerCoors LLC Consolidated Statement of Cash Flows (In Millions)
MillerCoors LLC Consolidated Statement of Shareholders' Investment (In Millions)
MillerCoors LLC Notes to Consolidated Financial Statements